Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Black Knight, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-220786, 333-219871, 333-204317 and 333-205784) on Form-8 of Black Knight, Inc. of our report dated February 23, 2018, with respect to the consolidated balance sheets of Black Knight, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of earnings and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “Consolidated Financial Statements”), and the effectiveness on internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Black Knight, Inc.
Our report dated February 23, 2018, on the Consolidated Financial Statements of Black Knight Inc. contains an explanatory paragraph which states that, as discussed in Note 1 to the Consolidated Financial Statements on September 29, 2017, Fidelity National Financial, Inc. completed its distribution of Black Knight, Inc.

/s/ KPMG LLP

February 23, 2018
Jacksonville, Florida
Certified Public Accountants